Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Art’s-Way Manufacturing Co., Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other	910,000	$3.42	$3,112,200	$0.00009270	$288.50
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts		$3,112,200		$288.50
	Total Fees Previously Paid				$0
	Total Fee Offsets				$0
	Net Fee Due				$288.50

(1)

Registers for resale Common Stock that may be issued pursuant to that certain Common Stock Purchase Agreement, dated March 29, 2022, between the registrant and Alumni Capital LP. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the securities being registered hereunder also include such indeterminate number of securities as may be issued from time to time with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the $3.60 (high) and $3.23 (low) sale price of the Registrant's Common Stock as reported on the Nasdaq on 04/22/2022, which date is within five business days prior to filing this Registration Statement. Such price does not represent the actual maximum price at which such securities may be sold under this registration statement.

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